Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated January 14, 2005, except for the acquisition discussed in Note 13 as to which the date is February 25, 2005, and the financing also discussed in Note 13 as to which the date April 11, 2005, on the consolidated financial statements of M~Wave, Inc. and Subsidiaries as of December 31, 2004. We hereby consent to the use of our report in the Post-Effective Amendment No. 1 to the Registration Statement on Form SB-2 (No. 333-118639) of M~Wave, Inc and Subsidiaries. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

Schaumburg, Illinois
September 14, 2005